Exhibit 99.1

NEWS RELEASE

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2349

psbusinessparks.com

For Release:	Immediately
Date:	April 22, 2021
Contact:	Jeff Hedges
(818) 244-8080, Ext. 1649

PS Business Parks, Inc. Announces Election of Two New Directors

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) (the “Company”) announced today that its Board of Directors elected Dan “Mac” Chandler, III and Irene H. Oh to the Board of Directors effective April 20, 2021.

Mr. Chandler, 53, has been the Company’s President and Chief Executive Officer since April 5, 2021. Mr. Chandler previously served as Executive Vice President and Chief Investment Officer of Regency Centers Corporation (NASDAQ:REG).

Ms. Oh, 43, has served as Executive Vice President and Chief Financial Officer of East West Bancorp, Inc. and East West Bank (NASDAQ: EWBC) (“East West”), a bank holding company that operates over 120 locations in the U.S. and China, since January 2010. She held various leadership roles at East West since joining in 2004. Prior to joining East West, Ms. Oh held positions at Deloitte and Goldman Sachs. Ms. Oh serves on the board and the audit committee of the United Way Greater Los Angeles.

Ms. Oh holds a Bachelor of Arts in Art from California State University, Los Angeles and a Master of Accounting from University of Southern California and is a certified public accountant.

“We are pleased to welcome Mac Chandler and Irene Oh to the PS Business Parks Board of Directors,” said Ronald L. Havner, Jr., the Company’s Chairman of the Board. “With Mac’s deep experience in real estate investment and Irene’s extensive financial and banking expertise, they will both bring valuable perspective to our Board. I look forward to their expert advice and counsel as members of our Board of Directors.”

Company Information

PS Business Parks, Inc., a member of the S&P MidCap 400, is a real estate investment trust that acquires, develops, owns, and operates commercial properties, primarily multi-tenant industrial, flex, and office space. As of March 31, 2021, the Company wholly owned 27.8 million rentable square feet with approximately 5,000 commercial customers in six states. The Company also held a 95.0% interest in a 395-unit apartment complex and a 98.2% interest in a development of a 411-unit multifamily apartment complex.

Additional information about PS Business Parks, Inc. is available on the Company’s website, which can be found at psbusinessparks.com.

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